LABONTE & CO.	610 – 938 Howe Street
Vancouver, BC Canada
C H A R T E R E D A C C O U N T A N T S	V6Z 1N9
Telephone (604) 682-2778
Facsimile (604) 689-2778
Email: info@labonteco.com

AUDITORS’ REPORT

To the Board of Directors of Action View Advertising Systems, Inc.

We have audited the balance sheets of Action View Advertising Systems, Inc as at June 30, 2003 and 2002 and the statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2002 and the results of its operations and its cash flows and the changes in stockholders’ equity for the years then ended in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, has a stockholders' deficiency and does note have an established source of revenue sufficient to cover its ongoing operating costs that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from this outcome of this uncertainty.

“LaBonte & Co.” CHARTERED ACCOUNTANTS

Vancouver, B.C. November 5, 2003

ACTION VIEW ADVERTISING SYSTEMS, INC.
BALANCE SHEET
AS AT JUNE 30
(in U.S. Dollars)

	2003	2002
	$	$

ASSETS
CURRENT ASSETS
Cash in bank	-	5,349
Accounts receivable	169,949	75,741
Inventory (Note 4)	15,449	13,931
Prepaid expenses and other (Note 5)	30,647	32,931
	216,045	127,952
FIXED ASSETS, net of depreciation (Note 6)	37,591	59,893
	253,636	187,845

LIABILITIES
CURRENT LIABILITIES
Bank indebtedness (Note 7)	103,291	-
Accounts payable and accrued liabilities	25,532	11,951
Deferred revenue	7,996	11,861
Current portion of long-term debt	29,521	13,548
	166,340	37,360
LONG-TERM DEBT (Note 8)	59,904	41,146
DUE TO RELATED PARTIES (Note 9)	178,469	145,942
	404,713	224,448

STOCKHOLDERS' EQUITY (DEFICIENCY)
COMMON STOCK (Note 10)	225	225
ADDITIONAL PAID IN CAPITA	-	-
COMMON STOCK SUBSCRIPTIONS	65,325	65,325
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS	(16,961)	3,960
ACCUMULATED DEFICIT	(199,666)	(106,113)
	(151,077)	(36,603)
	253,636	187,845
GOING CONCERN (Note 3)

The accompanying notes are an integral part of these financial statements.

ACTION VIEW ADVERTISING SYSTEMS, INC.
STATEMENT OF OPERATIONS AND DEFICIT
FOR THE YEAR ENDED JUNE 30
(in U.S. Dollars)

	2003	2002

	$	$
REVENUES
Sign sales	178,686	74,748
Advertising income	44,838	92,540
Franchise fees	48,783	24,002
Other sales	20,798	29,786

	293,105	221,076
COST OF SALES
Cost of signs	110,412	39,343
Other direct costs	57,513	39,437

	167,925	78,780

GROSS PROFIT	125,180	142,296

OPERATING EXPENSES
Advertising and promotion	47,095	18,059
Bad debts	1,100	6,862
Depreciation	22,302	17,177
Insurance	5,663	3,706
Interest and bank charges	10,627	5,376
Management fees	30,644	-
Office	11,912	6,885
Professional fees	7,352	29,714
Rent and Utilities	25,950	15,743
Salaries, commissions and benefits	36,544	23,305
Telecommunications	10,202	7,301
Travel	9,342	2,078

	218,733	136,206

NET INCOME (LOSS) FOR THE YEAR	(93,553)	6,090

The accompanying notes are an integral part of these financial statements.

ACTION VIEW ADVERTISING SYSTEMS, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30
(in U.S. Dollars)

	2003	2002

	$	$
CASH FLOW FROM (USED IN ) OPERATING ACTIVITIES
Net income (loss) for the year	(93,553)	6,090
Adjustments to reconcile to net cash from operating activities:
depreciation	22,302	17,177
accounts receivable	(94,208)	(25,026)
inventory	(1,518)	(9,585)
prepaid expenses	2,284	(18,442)
accounts payable	13,581	(3,820)
deferred revenue	(3,865)	11,861

NET CASH USED IN OPERATING ACTIVITIES	(154,977)	(21,745)

CASH FLOW FROM (USED IN ) INVESTING ACTIVITIES
Purchase of fixed assets	-	(21,060)

NET CASH USED IN INVESTING ACTIVITIES	-	(21,060)

CASH FLOW FROM (USED IN ) FINANCING ACTIVITIE
Common stock subscription proceeds	-	15,950
Long term debt advances, net of repayments	34,731	6,017
Bank indebtedness	103,291	-
Related party advances (repayments)	32,527	(1,320)

NET CASH FROM FINANCING ACTIVITIES	170,549	20,647

EFFECT OF EXCHANGE RATE CHANGES	(20,921)	1,274

	(5,349)	(20,884)

CASH, BEGINNING OF THE YEAR	5,349	26,233

CASH, END OF THE YEAR	-	5,349

The accompanying notes are an integral part of these financial statements.

ACTION VIEW ADVERTISING SYSTEMS, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FOR THE YEAR ENDED JUNE 30, 2002 AND 2003
(in U.S. Dollars)

	Common Stock					Accumulated
	Number	Number		Additional	Common	other
	of shares	of shares		paid in	Stock	comprehensive	Accumulated
	Class A	Class B	Amount	capital	subscriptions	income (loss)	deficit	Total
					(Note 10)
			$	$	$	$	$	$

Balance, June 30, 2001	100	200	225	-	49,375	2,686	(112,203)	(59,917)

Subscription proceeds received	-	-	-	-	15,950	-	-	15,950

Currency translation adjustment	-	-	-	-	-	1,274	-	1,274

Net income for the year	-	-	-	-	-	-	6,090	6,090

Balance, June 30, 2002	100	200	225	-	65,325	3,960	(106,113)	(36,603)

Currency translation adjustment	-	-	-	-	-	(20,921)	-	(20,921)

Net loss for the year	-	-	-	-	-	-	(93,553)	(93,553)

Balance, June 30, 2003	100	200	225	-	65,325	(16,961)	(199,666)	(151,077)

The accompanying notes are an integral part of these financial statements.

ACTION VIEW ADVERTISING SYSTEMS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003 AND 2002

1.

INCORPORATION AND DESCRIPTION OF BUSINESS

The Company was incorporated on July 6, 1999 in the Province of British Columbia. Since incorporation, the company has been involved in the business of marketing and franchising sophisticated backlit scrolling poster billboards to local and international customers. The technology utilized in the manufacture of the signs was developed and is owned by the two directors of the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

	a)	Inventories Inventories are valued at the lower of cost or net realizable values. Cost is determined on the first-in, first-out basis.

b)

Fixed assets Fixed assets are recorded at cost. Depreciation is computed using the following methods and rates calculated to depreciate the cost of the assets less their residual values over their estimated useful lives.

                Signs                                                         Straight-line basis over (5) years
                Leasehold Improvements                      Straight-line basis over (3) years
                Furniture and fixtures                             Straight-line basis over (4) years

c)

Foreign currency

The financial statements are presented in United States dollars. Foreign denominated monetary assets and liabilities are translated to their United States equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

d)

Revenue Recognition

The Company's revenue is primarily derived from the sale of signs and related services, advertisement income and franchise fees. The Company records revenue when the amount is fixed or determinable, delivery has occurred or services have been performed, and collection is reasonably assured.

Revenue derived from the sale of signs and related services is recognized as goods are delivered or when services are performed.

Advertisement income is revenue derived from customers placing advertisements in the Company's signs set up at different business locations. Revenue is recognized over the period that the service is provided. Amounts received in advance are recorded as deferred revenue.

Franchise fees are the initial non-refundable fees derived from franchisees upon signing of the franchise agreement. The fees are for the purpose of arranging the franchise agreements providing initial training services and related materials to franchisees on the operation of the signs. Revenue is recognized when the initial services are performed.

ACTION VIEW ADVERTISING SYSTEMS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003 AND 2002

2.	SIGNIFICANT ACCOUNTING POLICIES (cont'd)

e)

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

f)

Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, inventory, prepaid expenses accounts payable, bank operating loan and long-term debt. Unless otherwise noted, it is the management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise stated.

	g)	Net Loss per Common Share Net loss per share figures have not been provided as they are not considered meaningful at this stage of the Company's development.

h)

Accounting Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles, require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results may differ from those estimates.

i)

Recent accounting pronouncements

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Under SFAS 144, the Company is required to test for recoverability of long-lived assets and when the carrying amount of an asset exceeds its fair value, and impairment loss is recognized. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this standard has not had any impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations” which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this standard has not had any impact on the Company’s financial position or results of operations.

ACTION VIEW ADVERTISING SYSTEMS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003 AND 2002

3.

GOING CONCERN

The Company's financial statements are prepared using United States generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has an accumulated deficit of $199,666, has a stockholders' deficiency of $151,077 and does note have an established source of revenue sufficient to cover its ongoing operating costs and allow it to continue as a going concern. The Company intends to raise funds through future private financings. Until that time, the Officers of the Company have committed to meeting the corporation operating costs.

4.	INVENTORIES

		2003	2002
	Inventories are detailed as follows:	$	$
	Signs held for resale	3,921	11,962
	Parts and supplies	11,528	1,969
		15,449	13,931

5.	PREPAID EXPENSES AND OTHER Prepaid expenses and other consist of the following items:

		2003	2002
		$	$
	Barter Accounts at fair value	28,925	29,170
	Prepaid Rent	1,722	3,761
		30,647	32,931

6.	FIXED ASSETS

				2003	2002
			Accumulated	Net Book	Net Book
		Cost	Depreciation	Value	Value
		$	$	$	$
	Signs	95,508	57,917	37,591	57,933
	Furniture and fixtures	2,703	2,703	-	1,014
	Leasehold improvements	3,783	3,783	-	946
		101,994	64,403	37,591	59,893

7.

BANK INDEBTEDNESS

The Company has arranged an operating line of credit to a maximum of Can$150,000 (US$111,300) payable on demand and bearing interest at the Royal Bank of Canada prime plus 1.55% per annum. Under the terms of the original operating line, the maximum was reduced to Can$100,000 (US$74,200) effective August 26, 2003. The operating line of credit is secured by a general security agreement over the assets of the Company and is guaranteed by the two directors of the Company.

ACTION VIEW ADVERTISING SYSTEMS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003 AND 2002

8.	LONG-TERM DEBT

	Long-term debt is detailed as follows:		2002	2003
			$	$

	(i)	Term loan with the Royal Bank, bearing interest at Royal Bank prime plus 2.25% per annum with monthly principal payments of Can$1,715 (US$1,273) plus interest.	24,120	34,944

	(ii)	Business Development Corporation ("BDC") loan, bearing interest at BDC prime plus 2% per annum with monthly payments of interest only, the principal being repayable on November 23, 2007 and monthly principal payments of Can$800 (US$594) commencing October 2002.	31,465	19,750

	(iii)	BDC loan, bearing interest at BDC prime plus 2% per annum with monthly principal payments of Can$800 (US$594) plus interest and due March 23, 2008.	33,840	-

			89,425	54,694
	Less: current portion of loans		(29,521)	(13,548)
			59,904	41,146

9.

DUE TO RELATED PARTIES

The Company has received advances from and made repayments to the two directors of the Company and a private company controlled by a director of the Company. As at June 30, 2003 $178,469 (2002 - $145,942) is owing to these related parties.

During the year the Company incurred $48,264 (2002 - $52,358) in cost of goods sold to the private company controlled by a principal of the Company for the manufacturing of scrolling signs for resale.

During the year the Company incurred $30,644 (2002 - $NIL) in management fees to the two principals of the Company.

Amounts due to related parties are unsecured, non-interest bearing and have no specific terms or repayment. (Refer to Note 10).

10.

SHARE CAPITAL

Authorized share capital consists of the following Classes of shares:

        100,000 Class "A" voting common shares with a par value of Can$1.00 per share
        100,000 Class "B" non-voting common shares with a par value of Can$1.00 per share
        100,000 Class "C" non-voting common shares with a par value of Can$1.00 per share
        100,000 Class "D" redeemable preferred shares with a par value of Can$1.00 per share

ACTION VIEW ADVERTISING SYSTEMS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003 AND 2002

10.

SHARE CAPITAL (cont'd)

During 2001 and 2002 the Company received a total of $65,325 (Can$100,000) of subscriptions towards the issuance of shares of the Company's common stock. To June 30, 2003 the Company had not issued any shares in connection with theses subscriptions.

Subsequent to June 30, 2003 and prior to the shares exchange as described in Note 11, the Company completed a reorganization of its classes of common and preferred stock as follows:

	(a)	the Company eliminated the Class "C" non-voting shares and the Class "D" redeemable preferred shares,

	(b)	the Company consolidated the Class "A" voting shares and the Class "B" non-voting shares into a single class of no par value common stock,

	(c)	the class "A" shares were exchanged for common stock on a basis of 20 new shares of common stock for each old Class "A" share,

	(d)	the class "B" shares were exchanged for common stock on a basis of 40 new shares of common stock for each old Class "B" share,

	(e)	the authorized capital was amended to 20,000,000 no par common shares,

	(f)	290,000 shares of common stock were issued in settlement of certain amounts due to the directors of the Company totaling $61,500,

	(g)	350,000 shares of common stock were issued in connection with the $65,325 of subscription proceeds previously received, and

	(h)	350,000 shares of common stock were issued to certain key employees of the Company as compensation with a total fair value of $74,200.

Upon completion of these transactions, the Company has 1,000,000 shares of its no par value common stock outstanding.

10.

SUBSEQUENT EVENTS

Pursuant to a Share Exchange Agreement (the “Agreement”) dated August 18, 2003 as amended August 25, 2003 and September 9, 2003, between the Company, the Company's shareholders, the two principals of the Company, Acquisition Media, Inc. (“Acquisition Media"), a publicly listed Nevada corporation, Acquisition Media's wholly owned subsidiary, 6216421 Canada Ltd. (“Subco”), a Canadian corporation, 100% of the issued and outstanding common shares of the Company were acquired by Subco in exchange for 1,000,000 exchangeable shares of Subco. In addition, Subco issued a further 7,422,675 exchangeable shares to the two principals of ActionView in exchange for intellectual property rights held by the principals of the Company relating to the development of the Company's products. The exchangeable shares issued by Subco are exchangeable into common shares of Acquisition Media on a one for one basis at the option of the holder.